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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  ANNUAL FILING


                        PRINCETON NATIONAL BANCORP, INC.
                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                   742282-10-6
                                 (CUSIP NUMBER)

                                    12-31-05
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                   (X)      RULE 13d-1(b)
                   ( )      RULE 13d-1(c)
                   ( )      RULE 13d-1(d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

         CITIZENS FIRST NATIONAL BANK OF PRINCETON (36-0917979) WITH JESCO & CO. (36-6538241) AS NOMINEE

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                  A
                                                    -----
                                                  B
                                                    -----

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         FEDERALLY CHARTERED NATIONAL BANKING ASSOCIATION

5.       SOLE VOTING POWER                           0 SHARES

6.       SHARED VOTING POWER                         0 SHARES

7.       SOLE DISPOSITIVE POWER                      31,010 SHARES

8.       SHARED DISPOSITIVE POWER                    149,125 SHARES

9.       AGGREGATE AMOUNT BENEFICIALLY
          OWNED BY EACH REPORTING PERSON             180,135 SHARES

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW 9                             5.4%

12.      TYPE OF REPORTING PERSON                    BK


                                  Page 2 of 5
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ITEM 1.
         (A)      NAME OF ISSUER:

                  PRINCETON NATIONAL BANCORP, INC.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  606 SOUTH MAIN STREET, PRINCETON, IL 61356

ITEM 2.
         (A)      NAME OF PERSON FILING:

                  CITIZENS FIRST NATIONAL BANK OF PRINCETON, ILLINOIS

                  NOMINEE:  JESCO & CO.

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  606 SOUTH MAIN STREET, PRINCETON, IL 61356

         (C)      CITIZENSHIP

                  FEDERALLY CHARTERED NATIONAL BANKING ASSOCIATION

         (D)      TITLE OF CLASS OF SECURITIES

                  COMMON STOCK

         (E)      CUSIP NUMBER:

                  742282-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13D-1(B) OR SECTION 240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (B)       X   BANK AS DEFINED IN SECTION 3(A)(6) OF THE EXCHANGE ACT.
                  ---


                                  Page 3 of 5
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ITEM 4.  OWNERSHIP

         (A)      AMOUNT BENEFICIALLY OWNED
                  180,135 SHARES

         (B)      PERCENT OF CLASS
                  5.4%

         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                  (I)     SOLE POWER TO VOTE OR DIRECT THE VOTE
                          0 SHARES
                  (II)    SHARED POWER TO VOTE OR DIRECT THE VOTE
                          0 REPRESENTING ALLOCATED SHARES
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 31,010 SHARES
                  (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 149,125 SHARES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


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ITEM 10. CERTIFICATION

         THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

         BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                     FEBRUARY 16, 2006


                     Jesco & Co. as Nominee for Citizens First National Bank



                     /s/ Robert Schneider
                     -----------------------------------------------------------
                     (Signature)


                     Robert Schneider, Senior Vice President and Chief Fiduciary Administrative Officer
                     -----------------------------------------------------------
                     (Printed Name and Title)


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